Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-81151 on Form N-1A of our report dated November 24, 2010, relating to the financial statements and financial highlights of Morgan Stanley Mid Cap Growth Fund (the “Fund”) for the year ended September 30, 2010, which reference appears in the audited financial statements dated September 30, 2011 of the Fund that are incorporated by reference in the Statement of Additional Information (“SAI”) dated January 31, 2012, which is part of such Registration Statement.

We also consent to the references to us under the captions “Financial Highlights” in the Prospectus, and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the SAI, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 26, 2012